EXHIBIT 15.11
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November 10, 2003

Dollar Thrifty Automotive Group, Inc.
5330 East 31st Street
Tulsa, Oklahoma  74135

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Dollar Thrifty Automotive Group, Inc. and subsidiaries for the periods ended September 30, 2003 and 2002, as indicated in our report dated November 10, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statements No. 333-79603, No. 333-89189, No. 333-33144, No. 333-33146 and No. 333-50800 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436 (c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/  DELOITTE & TOUCHE LLP
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Tulsa, Oklahoma